Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of Career Education Corporation and subsidiaries on Forms S-8 (File Nos. 333-211551, 333-150987, 333-96539, 333-37848, 333-150978, 333-84403, 333-60339 and, 333-60335) pertaining to the 2016 Incentive Compensation Plan, 2008 Incentive Compensation Plan, 1998 Employee Incentive Compensation Plan, Employee Stock Purchase Plan, and collectively the 1995 Stock Option Plan, 1998 Employee Incentive Compensation Plan, 1998 Non-Employee Directors’ Stock Option Plan, the Amended and Restated Option Agreement between Career Education Corporation and John M. Larson, as amended, the Supplemental Option Agreement between Career Education Corporation and John M. Larson, and the Amended and Restated Option Agreement between Career Education Corporation and Robert E. Dowdell, as amended, of our report dated March 3, 2015, except for the recasting of the LCB campuses described in Note 5, as to which the date is February 29, 2016  with respect to the consolidated financial statements of Career Education Corporation and subsidiaries for the year ended December 31, 2014 included in this Annual Report (Form 10-K) for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois

February 23, 2017